Exhibit (c)(2)

Presentation to the Conflicts Committee of Sprague Resources GP LLC Discussion Materials March 3, 2022 / Confidential Jefferies LLC Member SIPC

Jefferies LLC March 2022 / Disclaimer The following pages contain materials provided to the Conflicts Committee of the Board of Directors (the “Committee”) of Sprague Resources GP LLC , the general partner of Sprague Resources, LP (“SRLP”), by Jefferies LLC (“Jefferies”) in connection with a potential transaction involving SRLP and Hartree Partners, LP (“Hartree”). These materials were prepared on a confidential basis in connection with an oral presentation to the Committee and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are solely for use of the Committee and may not be used for any other purpose or disclosed to any party without Jefferies’ prior written consent. The information contained in this presentation is based solely on publicly available information or information furnished to Jefferies by SRLP management. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. These materials are necessarily based on economic, market and other conditions as they exist on, and information made available as of, the date hereof. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein. Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. These materials are not and should not be construed as a fairness opinion. i

Jefferies LLC March 2022 / Table of Contents Executive Summary 1 Initial Perspectives on the Proposed Transaction 5 Preliminary Perspectives on the Financial Model 10 Preliminary Financial Analysis 18 ii

Jefferies LLC March 2022 / Executive Summary 1

Executive Summary

Key Points

- On January 11, 2022, Sprague Resources LP ("Sprague") (NYSE: SRLP) announced the receipt of an unsolicited non-binding proposal from Hartree Partners, LP ("Hartree") pursuant to which Hartree would acquire all of the outstanding common units of Sprague (the "Common Units") that Hartree and its affiliates do not already own in exchange for $16.50 in cash per Common Unit
  - Hartree and its affiliates hold ~74.5% of the outstanding Common Units of Sprague
  - The proposed consideration represented a premium of 8.0% to the closing price of the Common Units on January 11, 2022
- Proposed consideration of $16.50 per Common Unit implies an aggregate common unit equity purchase price of ~$110 MM
- Hartree noted in their letter that there is no interest in selling any of their Common Units or in pursuing other strategic alternatives for Sprague

Proposed Transaction Structure

Proposed Offer Economics	
SRLP Common Units Outstanding (MM)	26.2
Less: Common Units Held by Hartree	(19.5)
Publicly Held SRLP Common Units (MM)	**6.7**
Offer Price per SRLP Common Unit	$16.50
Common Unit Equity Purchase Price ($ MM)	**$110.3**



Hartree
Sprague HP Holdings, LLC
~74.5% LP Interest and IDRs
Sprague Resources GP LLC
0% GP Interest
Sprague
NYSE: SRLP
$110.3 MM in Cash ($16.50 per Common Unit)
6.7 MM SRLP Common Units
Public Unitholders
Management and Board
~24.1% LP Interest
~1.4% LP Interest

Jefferies LLC / March 2022 2 Jefferies

Jefferies LLC March 2022 / Summary of Process To-Date Date Action January 11, 2022 ◼ Sprague received the formal letter outlining Hartree’s proposal to purchase the publicly held common units of SRLP for $16.50 per Common Unit in cash January 11 – 22, 2022 ◼ Hartree’s proposal was delegated to the SRLP Conflicts Committee (the “Committee”) and the Committee engaged legal (Lathan & Watkins LLP) and financial (Jefferies LLC) advisors (collectively, the “Advisors”) January 31, 2022 ◼ Latham & Watkins and Jefferies submitted initial diligence requests to Sprague February 2, 2022 ◼ The Committee and its Advisors received a high-level business overview from Sprague in advance of a to-be-scheduled formal management presentation February 4, 2022 ◼ The Committee and its Advisors meet telephonically to discuss the process and initial observations on the business overview; the decision was made to hold off on the formal management presentation until Sprague had provided responses to the initial round of diligence requests February 18, 2022 ◼ Virtual Data Room (“VDR”) is opened to the Committee and its Advisors; the Advisors began a comprehensive review of the contents ◼ Sprague provides initial responses to the Advisors’ diligence requests March 3, 2022 ◼ Follow-up meeting between the Conflicts Committee and its Advisors to discuss perspectives on Sprague’s financial projections, recent market performance and preliminary valuation Chronology of Key Events Related to the Transaction 3

Jefferies LLC March 2022 / Follow-Up Diligence Items and Proposed Next Steps ◼ Board books and internal MD&A commentary for the last two years ◼ Summary of 2022 YTD performance relative to 2022B? ◼ Commentary on the expected or potential impacts to Sprague of the Ukraine / Russia conflict ─ Expected financial impact of higher commodities prices? ◼ Impact of increasing volatility in NE natural gas markets reflected in the projections? Current projections reflect natural gas volumes increasing and margins decreasing, which isn’t consistent with SRLP’s experience of being able to capture optimization opportunities. ◼ Additional detail on the projects (either specific projects or types of projects) underpinning the projected capex each year ◼ Explanation of modest growth capex plans which are inconsistent with rationale to reduce distributions ◼ Please provide support for the assumed $15.5 MM sales price for the Stamford terminal. What is this value based on and what are the assumed use of proceeds? Follow-Up Diligence Requests Proposed Next Steps ◼ Advisors to continue to advance diligence ◼ Submit follow-up diligence requests (Latham to coordinate) ◼ Schedule formal Management Presentation (Jefferies or Latham to coordinate) ─ In-person or virtual ─ Preferred location and dates ◼ Jefferies to request a financial model diligence call following the management presentation ◼ Set a date / time for weekly process update calls 4

Jefferies LLC March 2022 / Initial Perspectives on the Proposed Transaction 5

Initial Offer Analysis

($ MM, except per unit values)

Proposed Transaction Overview

Initial Proposal	
Purchase Price per SRLP Common Unit	$16.50
SRLP Common Units Held by Public (MM)	6.7
Common Unit Equity Purchase Price ($ MM)	**$110**

SRLP units are currently trading at a premium to Hartree's offer price of $16.50 per unit; indicating the market's expectation that the terms of the take-private will be improved

Purchase Price	Metric	Unit Price	Current Offer Price $16.50
Implied Premium / (Discount) to SRLP:	Unit Price at Initial Proposal (as of 1/11/22)	$15.28	8.0%
	Closing Unit Price (as of 2/25/22)	17.08	(3.4%)
	10-Day VWAP (as of 1/11/22)	14.14	16.7%
	20-Day VWAP (as of 1/11/22)	13.59	21.4%
	30-Day VWAP (as of 1/11/22)	13.74	20.1%
	90-Day VWAP (as of 1/11/22)	16.57	(0.4%)
	52-Week High	29.43	(43.9%)
	52-Week Low	12.31	34.0%
	IPO Unit Price (at 10/25/13)	18.00	(8.3%)
Purchase Price			$16.50
Fully Diluted Units Outstanding (MM)			26.2
Implied Total SRLP Equity Value			**$433**
Plus: Total Debt [1]			692
Less: Cash & Cash Equivalents			(1)
Implied Total Enterprise Value			**$1,124**

Implied Transaction Statistics	Metric [2]	Implied TEV Multiple
Implied Transaction Total Enterprise Value / 2021E EBITDA	$110.7	10.1x
Implied Transaction Total Enterprise Value / 2022E EBITDA	110.2	10.2x

Source: Sprague Management, Public filings, Wall Street research, Capital IQ. Balance sheet data as of 12/31/21 per Draft 10-K.
(1) Total debt includes capital lease obligations.
(2) EBITDA projections per Sprague Management.

Jefferies LLC / March 2022

6

Jefferies

Jefferies LLC March 2022 / SRLP Historical Unit Price (Last Five Years) $- $5 $10 $15 $20 $25 $30 $35 2/24/17 12/25/17 10/25/18 8/25/19 6/24/20 4/24/21 2/22/22 SRLP Offer Price Offer Price Relative to Historical SRLP Unit Prices Unit Price Premium / (Discount) Offer Price $16.50 Current Price $17.08 (3.4%) 5-Year High $30.10 (45.2%) 5-Year Low $10.27 60.7% Source: Capital IQ. Offer Price: $16.50/unit $17.08 October 25, 2021 SRLP announced a 35% distribution cut for Q3 2021 with a cash distribution of $0.4338/unit, down from Q2 2021’s distribution of $0.6675/unit SRLP’s unit price fell 15.5% June 4, 2020 SRLP announces withdrawal of proposal announced on March 27th March 27, 2020 SRLP announced receipt of proposal to acquire all outstanding common units for $13.00/unit April 20, 2021 Axel Johnson entered into an agreement to sell controlling interest in SRLP to Hartree May 28, 2021 Hartree completes purchase of controlling interest in SRLP for $16.50/unit and $25 MM for the GP interest August 5, 2021 SRLP released guidance that a reduction in the distribution for Q3 2021 should be expected in order to fund capital projects SRLP’s unit price fell 24.1% January 11, 2022 Hartree proposes a take-private offer at $16.50/unit ◼ Since Hartree’s proposal, SRLP’s unit price has ranged from $16.64 to $17.72 7

Jefferies LLC March 2022 / Implied Premiums Sensitivity Illustrative Cash Consideration Per Publicly-Held SRLP Common Unit $16.50 $16.75 $17.00 $17.25 $17.50 $17.75 $18.00 $18.25 $18.50 Incremental Cash Consideration from Hartree ($MM) $- $1.7 $3.3 $5.0 $6.7 $8.4 $10.0 $11.7 $13.4 SRLP Unit Price at Initial Offer to the Committee (1) $15.28 Implied Premium / (Discount) to SRLP Unit Price at Offer 8.0% 9.6%11.3%12.9%14.5%16.2%17.8%19.4%21.1% SRLP Unit Price at Current Price (as of 2/25/22) $17.08 Implied Premium / (Discount) to SRLP Unit Price at Offer (3.4%)(1.9%)(0.5%)1.0% 2.5% 3.9% 5.4% 6.9% 8.3% Additional SRLP Premiums Analysis 10-Day VWAP (as of 1/11/22) $14.14 16.7%18.4%20.2%22.0%23.7%25.5%27.3%29.0%30.8% 20-Day VWAP (as of 1/11/22) $13.59 21.4%23.2%25.1%26.9%28.8%30.6%32.4%34.3%36.1% 30-Day VWAP (as of 1/11/22) $13.74 20.1%21.9%23.7%25.5%27.4%29.2%31.0%32.8%34.6% 90-Day VWAP (as of 1/11/22) $16.57 (0.4%)1.1% 2.6% 4.1% 5.6% 7.1% 8.6%10.1%11.6% 52-Week High $29.43 (43.9%)(43.1%)(42.2%)(41.4%)(40.5%)(39.7%)(38.8%)(38.0%)(37.1%) 52-Week Low $12.31 34.0%36.0%38.1%40.1%42.1%44.1%46.2%48.2%50.2% IPO Unit Price (at 10/25/13) $18.00 (8.3%)(6.9%)(5.6%)(4.2%)(2.8%)(1.4%) -% 1.4% 2.8% Analysis at Various Per Unit Offer Prices Source: Capital IQ. (1) Reflects SRLP unit price as of 1/11/22; acquisition proposal was announced after market close. Current Offer 8

Jefferies LLC March 2022 / Investor Commentary Investor Feedback on Hartree’s Proposal Many Investors Have Expressed Their Concerns In Response to Hartree’s $16.50/unit Proposal for Sprague “Here we go again with lowball offers for Sprague. I think the chart reflecting the market’s value of these scarce and long-lived assets tells us that generally Sprague is valued above $16.50 per share… It is nice to see that the manager of these assets sees lots of promise to create value from $16.50 per share. Needless to say current unit holders would like to participate in some of the benefits of even adequate management of Sprague's assets and capital. The proposed offer is clearly undervaluing the company. That such an offer is even on the table reflects poor management of Sprague over the last few years.” Investor 1 January 12, 2022 “I am writing as a long-term shareholder to urge the rejection of this acquisition proposal. For management and Hartree to crater the stock with a dividend cut ahead of an attempted acquisition is certainly unethical and hopefully will catch the ire of regulators as potentially manipulative as well. I will certainly be reaching out to the SEC on this matter. This kind of greedy attempt to rob shareholders had been attempted before and was fortunately avoided and the stock went much higher after the deal fell thru only to fall again following the dividend cut, conveniently setting the stage for a massive and ill-gotten transfer to Hartree at the expense of LPs. Hopefully a robbery can once again be thwarted.” Investor 3 January 11, 2022 “Warren identified himself as a Sprague unitholder and wanted to voice his displeasure for the current offer that was made. He notes he does not want to lose money if this proceeds. He noted he bought SRLP as a long term buy and hold company and should continue to pay distributions. He noted the recent purchase of SRLP by our CFO and that he will make money, whereas Mr. Sestokes will not. He also noted it seemed fishy that the new majority owner dropped the distribution rate and then decides to buy the remainder of the company. Mr. Sestokes noted he did not think what was happening was legal.” Investor 2 January 14, 2022 “The recent buyout offer by Hartree after the recent cut in dividend which dropped stock value is probably smart on their part! Reduction in Stock price of 30% because of Dividend reduction, would say the least be rather disconcerting to long term investors like myself! The board who votes on this is stacked to Hartree favor since they already own 75% but it isn’t right at this price, doesn’t value the company properly! As was stated by your board messages, reduction in dividend was to be able to grow with cash saved by not paying dividends?” Investor 4 January 13, 2022 9

Jefferies LLC March 2022 / Preliminary Perspectives on the Financial Model 10

Model Observations: Refined Products Segment

Projection Methodology

- Projections for US Terminals assume varying growth rates by sub-segment:
  - Wholesale (1% p.a.), Commercial (3% p.a.), Residual divisions (-5% p.a.)
- Kildair / Wintergreen (Fuel) projections assume 2.5% p.a. growth in volumes and flat unit margins to 2022B for Export, HFO, Marine Bunker divisions
- Sprague PA projections assume volume growth for Commercial (3% p.a.), Residential (1% p.a.) and Energy Field Services (1% p.a.) with margins held flat to 2022B

Volumes (Bbls)



Historical
Forecast
1.3% CAGR
36,257
32,382
35,772
36,585
37,172
37,670
38,124
38,571
2019A
2020A
2021A
2022B
2023E
2024E
2025E
2026E

"Even more substantial are the emerging opportunities in the energy transition, whether it's liquid renewable fuels like biodiesel and renewable diesel or increased reliance upon solar or wind sources, we believe that Sprague is very well positioned to capitalize on these trends, just as we have in every energy transition over the last 150 years"

"We're now seeing several northeastern states recognize this dynamic and passing legislation mandating higher use of renewables, which Sprague's extensive infrastructure and experience is well suited to serve. We're making capital investments across our extensive distribution system to provide higher bio blends and other lower carbon fuels to capture this demand."

David Glendon, President & CEO
Q3 2021 Earnings Call

Adjusted Gross Margin ($ MM)



1.2% CAGR
$150
$17
$20
$113
$172
$9
$27
$136
$150
$11
$21
$118
$151
$12
$22
$118
$154
$12
$23
$119
$155
$12
$23
$121
$157
$12
$22
$122
$158
$12
$23
$123
2019A
2020A
2021A
2022B
2023E
2024E
2025E
2026E
US Terminals
Kildair / Wintergreen (Fuel)
Sprague PA

Source: Capital IQ.

Jefferies LLC / March 2022

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Jefferies

Model Observations: Natural Gas Segment

Key Points

- Natural Gas Marketing projections assume a 2% p.a. growth rate for volumes and unit margins that decline from $0.83.MMBtu in 2022B to $0.79/MMBtu by 2026E
- Margin from Natural Gas Supply assumes a flat contribution of $15 MM per year
  - Natural Gas Supply gross margin has ranged from ~$9 MM (2015) to ~$20 MM (2016) in the past



Volumes (Bbls)
Historical
Forecast
2.0% CAGR
62,266
55,746
55,122
60,000
61,200
62,424
63,672
64,946
2019A
2020A
2021A
2022B
2023E
2024E
2025E
2026E

"We're actively investigating the use of tankage at selected terminal locations for conversion to digesters for renewable natural gas production. Based on our initial analysis, we believe that several of our facilities are well suited, proximate to feedstock sources and with existing connections to natural gas pipeline infrastructure to present intriguing conversion prospects. Obviously, the existing tanks and our natural gas marketing capabilities round out the unique infrastructure advantages that Sprague possesses in entering this nascent market."

David Glendon, President & CEO
Q3 2021 Earnings Call



Adjusted Gross Margin ($ MM)
0.5% CAGR
$54
$38
$16
$41
$31
$10
$66
$47
$18
$65
$50
$15
$65
$50
$15
$66
$51
$15
$66
$51
$15
$66
$51
$15
2019A
2020A
2021A
2022B
2023E
2024E
2025E
2026E
Natural Gas Supply
Natural Gas Marketing

Source: Capital IQ.

Jefferies LLC / March 2022
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Jefferies

Model Observations: Materials Handling Segment

Key Points

- Materials Handling ("MH") US Terminals projections are based on assumed gross margins across Liquid Bulk, Dry Bulk, Breakbulk / Heavy Lift and Other
  - Primary drivers of growth are Asphalt (+2% CAGR) and Wind (30% CAGR)
- MH Kildair projections assume a 2.5% annual growth rate in adj. gross margin for each product

"Well, you've seen the materials handling is down a touch. Some of that is candidly just timing related issues depending on when cargoes land. Just to respond specifically to the windmills, there's a lot of enthusiasm and potential projects on the drawing board for windmills off of the East Coast, but there's very little physical activity right now associated with that enthusiasm. So I think that will be a longer developing opportunity. I think it's potentially a very exciting opportunity for us. But I don't think you're going to see offshore wind components handled for a little bit of time. We have continued to handle some onshore components. But really, that activity hasn't grown as much as an enthusiasm for offshore."

David Glendon, President & CEO
Q2 2021 Earnings Call

Adjusted Gross Margin ($ MM)



Historical
Forecast
1.7% CAGR
2019A: $57; $10; $4; $3; $2; $2; $11; $23
2020A: $56; $13; $4; $2; $5; $11; $22
2021A: $50; $6; $5; $3; $2; $3; $11; $21
2022B: $54; $8; $5; $3; $2; $3; $11; $22
2023E: $55; $8; $5; $3; $2; $3; $11; $23
2024E: $56; $9; $5; $3; $2; $3; $11; $23
2025E: $57; $9; $5; $3; $2; $4; $11; $24
2026E: $58; $9; $5; $4; $2; $4; $11; $24
US Terminals: Liquid Bulk
US Terminals: Dry Bulk
US Terminals: Breakbulk / Heavy Lift
US Terminals: Other
Kildair: PC Lube
Kildair: Asphalt
Kildair: Other

Source: Capital IQ.

Jefferies LLC / March 2022 13

Jefferies

Model Observations: Other Segment

Key Points

- Other operations segment primarily includes the marketing and distribution of coal out of Sprague's Portland, Maine terminal
- Also includes certain commercial trucking activities conducted by Kildair
  - The segment accounted for less than 1% of Sprague's annual net sales for the years 2019 - 2021
- The Other segment projections assume a 1.0% annual decline rate in adjusted gross margin for coal and a 2.5% annual growth rate in adjusted gross margin for Wintergreen and other services

"While all these development efforts in renewables present exciting growth opportunities to leverage Sprague's inherent advantages, we shouldn't lose sight of the continued prospects in long tail of our existing core business, with added benefits from Hartree's support, expertise and extensive network."

David Glendon, President & CEO
Q3 2021 Earnings Call

Adjusted Gross Margin ($ MM)



Historical
Forecast
1.6% CAGR
$7
$6
$7
$8
$8
$8
$9
$9
2019A
2020A
2021A
2022B
2023E
2024E
2025E
2026E

Source: Capital IQ.

Jefferies LLC / March 2022

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Jefferies

Jefferies LLC March 2022 / Capital Expenditures ($ MM) $8 $6 $12 $14 $10 $10 $10 $10 $6 $4 $2 $4 $5 $5 $5 $5 $14 $10 $14 $18 $15 $15 $15 $15 2019A 2020A 2021A 2022B 2023E 2024E 2025E 2026E Maintenance Capex Growth Capex Financial Project Summary: Management Base Case EBITDA ($ MM) Distributable Cash Flow ($ MM) Total Distributions ($ MM), Total Coverage and Distribution / Unit $56 $71 $65 $63 $66 $65 $66 $66 2019A 2020A 2021A 2022B 2023E 2024E 2025E 2026E $106 $117 $111 $110 $111 $110 $110 $110 $2 $2 $3 $106 $117 $111 $110 $112 $112 $112 $113 2019A 2020A 2021A 2022B 2023E 2024E 2025E 2026E Organic Growth EBITDA Incremental EBITDA from Growth Capex 0.8x 1.4x 1.4x 1.4x 1.4x 1.4x 1.1x 1.0x $67 $70 $58 $46 $46 $46 $46 $46 2019A 2020A 2021A 2022B 2023E 2024E 2025E 2026E $2.67 $1.74 $1.74 $1.74 $1.74 $1.74 $2.20 $2.67 Essentially flat during the projection period Projections are at, or near, historic levels despite the distribution cut to fund growth Distribution reduction of ~$24 MM per year 15

Jefferies LLC March 2022 / Management’s Messaging on Sprague’s Growth Potential Key Points ◼ Management’s public commentary on earnings calls have noted the significant amount of growth projects available to pursue with the Sprague platform – even going so far as to cut the distribution to fund those projects Public Commentary on Growth Potential Management’s Responses Regarding Growth “In wind energy, our Searsport terminal is positioned to be a critical part of the infrastructure, serving the burgeoning offshore market. Additionally, we're exploring the prospect of utilizing some of our tankage at terminal locations for conversion to digesters for renewable natural gas production. All of these opportunities highlight the ongoing value of our infrastructure and our experience in presenting compelling investment prospects… Given these attractive investment prospects, our Board continues to evaluate the distribution policy to more effectively balance current income and a sustainable growth trajectory for the business.” David C. Glendon August 5, 2021 “In the third quarter of 2021, the global tightness in natural gas inventories and attendant price escalation led to optimization opportunities that our team was able to capture…These strong results, coupled with the recent change to our distribution policy, better positions Sprague to capture the plethora of opportunities we're seeing in the current market. These take the form of both consolidation in our core markets as well as reconfiguration of our asset base to serve new energy markets… While most MLPs have made cuts to distributions for defensive purposes, ours is driven by a desire to go on offense in a market ripe with potential. We see great prospects to invest cash from operations in accretive growth projects while still delivering positive operating cash flow.” David C. Glendon November 4, 2021 “Target emerging opportunities in the energy transition, leveraging our asset base and customer franchise. As customers’ demand for lower carbon fuels increase, we will continue to source and provide energy products to meet that demand. We intend to expand our liquid renewable fuels offerings, such as biodiesel and renewable diesel, explore the generation and supply of renewable natural gas at our terminals, expand our program of installing solar panels on our infrastructure, and position for materials handling opportunities in the growing offshore wind market… Acquire additional terminals and marketing and distribution businesses that are accretive. We intend to grow our asset and customer base by acquiring additional marine and inland terminals (both refined products and materials handling) within and adjacent to the geographic markets we currently serve. We also intend to acquire additional refined products and natural gas marketing businesses that can leverage our existing investment in our logistics capabilities and customer service systems to further increase our cash flow.” SRLP Management Relating to SRLP’s business strategy, growth strategies, and objectives “Minimal growth projects in budget / baseline forecast. Longer-term prospects in offshore wind (Searsport) and nascent solar program... Potential for RNG at Everett, and potentially 1-2 tanks in Bridgeport. Addition of larger solar arrays in South Portland and Rensselaer. Potential investment in Searsport to support offshore wind installations.” SRLP Management Relating to identified growth projects by segment and repositioning of existing assets Historical & Projected Growth Capex (1) (1) Reflects base case management projections. $10 $7 $8 $35 $8 $6 $4 $2 $4 $5 $5 $5 $5 2014A 2015A 2016A 2017A 2018A 2019A 2020A 2021A 2022B 2023E 2024E 2025E 2026E Actual Forecast 16

Jefferies LLC March 2022 / EBITDA ($ MM) $4 $5 $5 $5 $5 $17 $24 $28 $34 $40 2022B 2023E 2024E 2025E 2026E Base Case Illustrative Growth Case $110 $112 $112 $112 $113 $110 $115 $120 $126 $133 2022B 2023E 2024E 2025E 2026E Base Case Illustrative Growth Case Growth Capital Expenditures ($ MM) Sprague Excess Cash Flow Provides Sizeable Growth Capex Opportunity Key Points ◼ The financial projections provided to the Committee contemplate ~$25 MM in total growth capex for 2022 to 2026 ─ The pace of capital spending is reflected in the relatively flat EBITDA profile; EBITDA is projected to grow at a CAGR of 0.6% over the next five years ◼ Illustratively, Jefferies has modeled the impact on SRLP’s EBITDA growth and capex profile of deploying the excess cash coverage to new projects at an assumed 6.0x build multiple ─ Our analysis highlights that SRLP can fund significantly more capex with cash flow, and it is a matter of management identifying opportunities Potential Cumulative Growth Capex: $143 MM Base Case Cumulative Growth Capex: $24 MM 17

Jefferies LLC March 2022 / Preliminary Financial Analysis 18

Jefferies LLC March 2022 / Financial Model Assumptions Summary Key Points ◼ As summarized earlier, Sprague provided Jefferies with financial projections reflecting Management’s “Base Case” view of the business ◼ While there is more diligence to complete, one of our observations is that Sprague is capable of fund more growth than is reflected in the projections ◼ In an effort to illustratively reflect the potential for incremental capex, Jefferies has created a second financial projection case that incorporates incremental capex at an assumed build multiple, with no capital attributed to specific opportunities ◼ EBITDA and Distributable Cash Flow: ─ Same assumptions as above ◼ Distribution Policy and Coverage: ─ Same assumptions as above ◼ Growth Capital Expenditures: ─ Illustratively assumes all excess cash coverage (DCF less Distributions) is allocated to growth projects at an assumed 6.0x capex multiple ◼ Volumes and Adjusted Gross Margin: ─ Model contemplates various annual growth / (decline) rates across business segments and commodities / products ◼ EBITDA and Distributable Cash Flow: ─ Operating expenses similarly modeled with annual growth rates across expense categories attributable to each segment ◼ Management expects to generate $1.5 MM in cost reductions in 2023 ($750k in Terminals, $750k in G&A) ─ Maintenance capex of $14 MM in 2022B is reduced to $10.1 MM in 2023E and held flat thereafter ◼ Distribution Policy and Coverage: ─ Distributions held flat at $1.74/unit throughout the projection period ─ Total coverage of ~1.4x throughout the projection period ◼ Growth Capital Expenditures / Acquisitions & Divestitures: ─ Growth capex of $4.2 MM in 2022B increases to $5 MM in 2023E and is held flat thereafter; all growth capex is allocated to US Terminals and IT ─ No acquisitions assumed ─ Model contemplates the divestiture of the Stamford terminal for $15.5 MM in 2023 Jefferies’ Illustrative Growth Case Base Case 19

Jefferies LLC March 2022 / SRLP DCF Projections SRLP EBITDA Projections SRLP Standalone Projections Sprague Resources Financial Summary – Base Case ($ MM, except per unit values) Key Points ◼ SRLP projections as provided by Sprague management on February 18, 2022 $110.2 $111.8 $111.6 $112.0 $112.7 2022B 2023E 2024E 2025E 2026E $63.0 $66.0 $65.3 $66.0 $66.5 2022B 2023E 2024E 2025E 2026E SRLP Financials 2022B 2023E 2024E 2025E 2026E EBITDA 110.2 $ 111.8 $ 111.6 $ 112.0 $ 112.7 $ Less: Cash Interest Expense (27.6) (29.3) (29.2) (28.8) (28.6) Less: Cash Taxes (5.2) (5.5) (5.4) (5.4) (5.5) Less: Maintenance Capex (incl. Capital Leases Princ. Pmts.) (16.6) (13.3) (13.4) (13.5) (13.6) Less: Loss (gain) on Sale of Fixed Assets - - - - 0.0 Plus: Equity Based Compensation Expense 2.3 2.3 1.8 1.8 1.5 Plus: Other Non-Cash Adjustments - - - - 0.0 Distributable Cash Flow 63.0 $ 66.0 $ 65.3 $ 66.0 $ 66.5 $ LP Distributable Cash Flow 63.0 66.0 65.3 66.0 66.5 GP Distributable Cash Flow - - - - - Coverage Ratio 1.4x 1.4x 1.4x 1.4x 1.4x Distributed Cash Flow 45.5 $ 45.8 $ 46.0 $ 46.2 $ 46.4 $ Distribution to LP 45.5 45.8 46.0 46.2 46.4 Distribution to GP - - - - - Common Units Outstanding (MM) 26.2 26.4 26.5 26.6 26.8 LP DCF / Unit 2.40 $ 2.50 $ 2.46 $ 2.48 $ 2.48 $ LP Distribution / Unit 1.74 $ 1.74 $ 1.74 $ 1.74 $ 1.74 $ Total Capex 20.8 $ 18.3 $ 18.4 $ 18.5 $ 18.6 $ Total Debt 396.1 $ 365.8 $ 351.8 $ 337.4 $ 322.7 $ Total Debt (incl. Normalized W/C Facility Balance) 682.1 $ 655.9 $ 644.9 $ 633.4 $ 621.8 $ Total Debt / EBITDA 3.6x 3.3x 3.2x 3.0x 2.9x Total Debt (incl. Normalized W/C Facility Balance) / EBITDA 6.2x 5.9x 5.8x 5.7x 5.5x (1) Total debt including the average working capital facility balance each year. (1) 20

Jefferies LLC March 2022 / SRLP DCF Projections SRLP EBITDA Projections SRLP Standalone Projections Sprague Resources Financial Summary – Illustrative Growth Case ($ MM, except per unit values) Key Points ◼ Projections reflect Jefferies’ illustrative growth case as detailed previously $110.2 $115.4 $120.0 $125.8 $133.0 2022B 2023E 2024E 2025E 2026E $63.0 $69.5 $73.7 $79.8 $86.7 2022B 2023E 2024E 2025E 2026E SRLP Financials 2022B 2023E 2024E 2025E 2026E EBITDA 110.2 $ 115.4 $ 120.0 $ 125.8 $ 133.0 $ Less: Cash Interest Expense (27.6) (29.3) (29.2) (28.8) (28.6) Less: Cash Taxes (5.2) (5.5) (5.4) (5.4) (5.5) Less: Maintenance Capex (incl. Capital Leases Princ. Pmts.) (16.6) (13.3) (13.4) (13.5) (13.6) Less: Loss (gain) on Sale of Fixed Assets - - - - 0.0 Plus: Equity Based Compensation Expense 2.3 2.3 1.8 1.8 1.5 Plus: Other Non-Cash Adjustments - - - - 0.0 Distributable Cash Flow 63.0 $ 69.5 $ 73.7 $ 79.8 $ 86.7 $ LP Distributable Cash Flow 63.0 69.5 73.7 79.8 86.7 GP Distributable Cash Flow - - - - - Coverage Ratio 1.4x 1.5x 1.6x 1.7x 1.9x Distributed Cash Flow 45.5 $ 45.8 $ 46.0 $ 46.2 $ 46.4 $ Distribution to LP 45.5 45.8 46.0 46.2 46.4 Distribution to GP - - - - - Common Units Outstanding (MM) 26.2 26.4 26.5 26.6 26.8 LP DCF / Unit 2.40 $ 2.64 $ 2.78 $ 3.00 $ 3.24 $ LP Distribution / Unit 1.74 $ 1.74 $ 1.74 $ 1.74 $ 1.74 $ Total Capex 34.1 $ 37.1 $ 41.1 $ 47.1 $ 53.9 $ Total Debt 396.1 $ 365.8 $ 351.8 $ 337.4 $ 322.7 $ Total Debt (incl. Normalized W/C Facility Balance) 682.1 $ 655.9 $ 644.9 $ 633.4 $ 621.8 $ Total Debt / EBITDA 3.6x 3.2x 2.9x 2.7x 2.4x Total Debt (incl. Normalized W/C Facility Balance) / EBITDA 6.2x 5.7x 5.4x 5.0x 4.7x (1) Total debt including the average working capital facility balance each year. (1) 21

Jefferies LLC March 2022 / Hartree Offer: $16.50 Preliminary Valuation Range – Sprague Resources LP Methodology Implied SRLP Unit Price ($/Unit) Assumptions DCF Analysis Discount rate range of 10.1% – 11.1%, terminal exit multiples of 9.5x – 11.5x Based on precedent premiums paid (25% / 75% quartiles) to: 1-day, 10-day and 30-day prior unit pricing (1) Premiums Paid Analysis is solely for informational purposes and not valuation methodology used by Jefferies. Premiums Paid Analysis (1) Discount rate range of 10.1% – 11.1%, terminal exit multiples of 9.5x – 11.5x Illustrative Growth Case Based on 2023E EV/EBITDA of 9.5x – 11.0x Based on 2022E EV/EBITDA of 10.0x – 11.5x Based on 2023E EV/EBITDA of 9.5x – 11.0x Base Case Illustrative Growth Case Base Case Selected Public Companies Analysis Based on 2022E EV/EBITDA of 10.0x – 11.5x $13.85 $13.63 $11.44 $15.44 $14.14 $15.66 $16.54 $16.36 $21.45 $18.15 $22.04 $20.53 $21.96 $22.98 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 Take-Private Precedent Transactions Discounted Cash Flows Discounted Cash Flows 2023E EBITDA 2023E EBITDA 2022E EBITDA Midpoint of 2022E Guidance 22